UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 3
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INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
              Section 17(a) of the Public Utility Holding Company
       Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Blume Richard
   Internet Commerce Corporation
   805 Third Avenue
   New York, New York  10022

2. Date of Event Requiring Statement (Month/Day/Year)

   06/30/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   Internet Commerce Corporation ("ICCSA")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Executive Vice President and Chief
        Operating Officer

6. If Amendment, Date of Original (Month/Day/Year)
   July 12, 1999

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
No securities owned                        |                      |                |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
5(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially
           owned directly or indirectly.                                  (Over)


Form 3 (continued) Table II - Derivative Securitites Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
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Stock Options (1)       |  (2)     June 29, |Class A Common Stock   |200,000  | $12      |  D          |                           |
(Right to Buy)          |            2009   |                       |         |          |             |                           |
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Stock Options (1)       | June 30, June 29, |Class A Common Stock   | 30,000  | $40      |  D          |                           |
(Right to Buy)          |  1999      2009   |                       |         |          |             |                           |
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Stock Options (1)       | June 30, June 29, |Class A Common Stock   | 30,000  | $60      |  D          |                           |
(Right to Buy)          |  1999      2009   |                       |         |          |             |                           |
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Stock Options (1)       | June 30, June 29, |Class A Common Stock   | 30,000  | $80      |  D          |                           |
(Right to Buy)          |  1999      2009   |                       |         |          |             |                           |
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Series A Preferred      |April 20,    N/A   |Class A Common Stock   |10,000-  | $3-$5    |  D          |                           |
Stock (3)               |  1999             |                       |16,667   |          |             |                           |
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Warrants (4)            |March 17, March 31,|Class A Common Stock   | 18,000  | $9.94    |  D          |                           |
                        |  1999      2004   |                       |         |          |             |                           |
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Explanation of Responses:

                                                 /s/ Richard Blume
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                                                 SIGNATURE OF REPORTING PERSON


                                                 December 17, 1999
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                                                 DATE


(1) All options were granted under Internet Commerce Corporation's Amended and Restated Stock Option Plan and vest upon becoming exercisable.

(2) 66,667 of these stock options became exercisable on June 30, 1999 and the remaining 133,333 will become exercisable on January 1, 2000.

(3)  Purchased in the Company's April 1999 private placement.

(4)  Received for consulting services performed for the Company.


***Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S. C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure


Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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